Exhibit 99.5

US LADAR, Inc.

EQUITY INCENTIVE PLAN

WHEREAS, the shareholders of US LADAR, Inc. (the “Company”), a Delaware corporation, recognize that the growth and success of the Company are dependent upon developing, maintaining and strengthening the Company’s ability to attract, employ and retain people of exceptional merit;

WHEREAS, there is competition for such individuals, and the board deems it to be in the best interests of the Company to develop a strong employee incentive program; and

WHEREAS, the Company is not subject to the reporting requirements of section 13 or section 15(d) of the Securities Exchange Act of 1934 and is not an investment company registered or required to be registered under the Investment Company Act of 1940 and is therefore eligible to offer and sell securities pursuant to the exemption from registration provided by Securities and Exchange Commission Rule 701 and the exemption from qualification provided by California Corporations Code section 25102(o), subject to compliance with the requirements of such rule and such section.

NOW, THEREFORE, the shareholders have adopted this Equity Incentive Plan (the “Plan”) effective as of June 11, 2014 (the “Effective Date”), as follows:

1. Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants, and to promote the success of the Company’s business. Options granted under the Plan may be either Non-Qualified Stock Options or Incentive Stock Options, as determined by the Board of Directors at the time of grant. Stock Purchase Rights and Restricted Stock may also be granted under the Plan.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees that shall be administering the Plan in accordance with Section 4 below.

(b) “Advisor” means any person who is engaged by the Company, or any Parent or Subsidiary of the Company to advise such entity or any division, department, board of directors, committee or employee of such entity.

(c) “Applicable Laws” means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws of any other country or jurisdiction where Options or Common Stock are granted or sold under this Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means a committee of Directors appointed by the Board in accordance with applicable laws.

(g) “Common Stock” means the common stock of the Company.

(h) “Company” means US LADAR, Inc., a Delaware corporation.

(i) “Consultant” means any person who is engaged by the Company or any Parent or Subsidiary of the Company to render consulting or advisory services to such entity, or any division, department, board of directors, committee or employee of such entity, including, without limitation, “assigned workers” engaged through third parties.

(j) “Director” means a member of the Board of Directors of the Company.

(k) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(l) “Effective Date” means the date this Plan was adopted by the Board.

(m) “Employee” means any person, including Officers, employed by the Company or any Parent or Subsidiary of the Company. An Employee shall not cease to be an Employee merely because of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 181st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a Director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” means, as of any date, the value of Common Stock determined in good faith by anyone with knowledge of relevant facts using standard valuation methods including but not limited to consideration for discounts for lack of marketability and minority interests.

(p) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(q) “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(r) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules promulgated thereunder.

(s) “Option” means an Incentive Stock Option or a Non-Qualified Stock Option granted pursuant to this Plan.

(t) “Option Agreement” means a written or electronic agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(u) “Option Exchange Program” means a program whereby outstanding Options are exchanged for Options with a lower exercise price.

(v) “Optioned Stock” means the Common Stock subject to an Option.

(w) “Optionee” means the holder of an outstanding Option.

(x) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(y) “Plan” means this 2014 Equity Incentive Plan.

(z) “Restricted Stock” means shares of Common Stock acquired pursuant to a grant of a Stock Purchase Right under Section 12 below.

(aa) “Holder” means the holder of an outstanding Stock Purchase Right.

(bb) “Section 16(b)” means Section 16(b) of the Securities Exchange Act of 1934, as amended.

(cc) “Service Provider” means an Employee, Director, Officer, Advisor or Consultant.

(dd) “Shares” means shares of the Common Stock, as adjusted in accordance with Section 13 below.

(ee) “Stock Purchase Right” means a right to purchase Common Stock pursuant to Section 12 below.

(ff) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(gg) “Ten Percent Shareholder” means a Service Provider who, at the time an Option is granted to the Service Provider, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or of a Parent or Subsidiary of the Company.

3. Stock Subject to the Plan. Subject to the provisions of Section 13 below, the maximum aggregate number of Shares that may be sold under the Plan is Fifty (50) Shares.

If an Option or Stock Purchase Right expires or becomes unexercisable without having been exercised or is surrendered pursuant to an Option Exchange Program, the number of unpurchased Shares that were subject to the Option shall become available for future grant or sale under the Plan (unless the Plan has terminated). However, to the extent that Shares have actually been issued under the Plan, upon exercise of either an Option or a Stock Purchase Right, such Shares shall not be available for future distribution under the Plan.

The aggregate sales price or amount of securities sold under SEC Rule 701 during any consecutive 12 months must not exceed the greater of: (i) $1,000,000; (ii) 15% of the Company’s assets as of the most recent balance sheet date (if no older than the last fiscal year end); or (iii) 15% of the outstanding shares of Common Stock (as converted) measured at the Company’s most recent balance sheet date (if no older than the last fiscal year end).

If the aggregate sales price of securities subject to outstanding options issued under Rule 701 plus securities sold in the preceding 12 months under Rule 701 exceeds $5,000,000, then additional disclosures are required before a sale is made under such rule.

4. Administration of the Plan.

(a) Administrator. The Plan shall be administered by the Administrator.

(b) Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee acting as the Administrator, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, the Administrator shall have the authority in its discretion, to:

i) determine Fair Market Value;

ii) select the Service Providers to whom Options, Restricted Stock and Stock Purchase Rights may from time to time be granted and/or sold;

iii) determine the number of Shares to be covered by each such award granted hereunder;

iv) approve forms of agreement for use under the Plan;

v) to determine the terms and conditions of any Option, Restricted Stock or Stock Purchase Right granted hereunder, including, but not limited to, the exercise price, the time or times when Options or Stock Purchase Rights may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option, Restricted Stock or Stock Purchase Right or the Common Stock related thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

vi) determine whether and under what circumstances an Option may be settled in cash under subsection 9(t) instead of in Common Stock;

vii) initiate an Option Exchange Program;

viii) prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualify for preferred tax treatment under foreign tax laws;

ix) allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or Stock Purchase Right that number of Shares having a Fair Market Value equal to the amount required to be withheld

x) (The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by Optionees to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable.); and,

xi) construe and interpret the terms of the Plan and awards granted and/or sold pursuant to the Plan.

(c) Effect of Administrator’s Decision. All decisions, determinations, and interpretations made by the Administrator in good faith shall be final and binding.

5. Eligibility.

(a) Non-qualified Stock Options, Restricted Stock and Stock Purchase Rights may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

(b) Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. For purposes of this Section 5(b), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(c) Neither the Plan nor any Option, Restricted Stock or Stock Purchase Right shall confer upon any Optionee or Right Holder any right with respect to continuing the Optionee’s or Right Holder’s relationship as a Service Provider with the Company, nor shall it interfere in any way with his or her right or the Company’s right to terminate such relationship at any lime, with or without cause.

6. Term of Plan. The Plan shall become effective upon its adoption by the Shareholders. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 15 below.

7. Term of Option. The term of each Option shall be stated in the Option Agreement; provided, however, that the term shall be no more than ten years from the date of grant thereof In the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, is a Ten Percent Shareholder, the term of the Option shall not exceed five (5) years from the date of grant.

8. Option Exercise Price and Consideration.

(a) The per share exercise price for the Shares to be issued upon exercise of an Option shall be determined by the Administrator. However, in the case of an Incentive Stock Option:

i) granted to an Employee that is a Ten Percent Shareholder, the exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant; or

ii) granted to any other Employee, the per Share exercise price shall be ho less than the Fair Market Value per Share on the date of grant.

(b) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator at the time of grant. Such consideration may consist of (i) cash, (ii) check, (iii) promissory note, (iv) other Shares that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, (vi) a bonus issued by the Company or (vii) any combination of the foregoing.

9. Exercise of Option.

(a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable according to its terms as determined by the Administrator and set forth in the Option Agreement. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option (a sample stock option exercise notice is attached as Exhibit A), and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee, or if requested by the Optionee, in the name of Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) the Optioned Stock promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of this Plan.

(b) Termination of Relationship as an Employee. If an Optionee ceases to be an employee, such Optionee may exercise his or her Option until the option expiration date to the extent that the Option is vested on the date of termination.

(c) Disability of Optionee. If an Optionee ceases to be a Service Provider as a result of the Optionee ‘s Disability, the Optionee may exercise his or her Option until the earlier of the option expiration date or three (3) months from the date of termination to the extent the Option is vested on the date of termination.

(d) Death of Optionee. If an Optionee dies while a Service Provider, within thirty (30) days of the termination of the Optionee’s status as a Service Provider, or within three (3) months of the termination of the Optionee’s status as a Service Provider due to Disability, the Option may be exercised until the earlier of the option expiration date or three (3) months from the date of the Optionee’s death, by the Optionee’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance, to the extent the Option is vested on the date of death.

(e) Unvested Shares; Failure to Exercise Option. If, on the date of termination of an Optionee’s status as a Service Provider, the Optionee is not vested as to the entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to this Plan. If the Option is not exercised within the lime specified herein, the Option shall terminate, and the Shares covered by the Option shall revert to this Plan.

(f) Buyout Provisions. The Company may at any time offer to buy for a payment in cash or Shares an Option previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

10. Repurchase Option. An Option Agreement may grant the Company the right to repurchase Shares purchased thereunder for Fair Market Value upon the termination of the Service Provider’s relationship with the Company or its Parent or Subsidiary, as the case may be.

11. Non-Transferability of Options and Stock Purchase Rights. The Options and Stock Purchase Rights may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by Will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

12. Stock Purchase Rights and Restricted Stock.

(a) Rights to Purchase or Receive. Stock Purchase Rights and Restricted Stock may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will grant Stock Purchase Rights or Restricted Stock under the Plan, it shall advise the offeree in writing or electronically of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree shall be entitled to purchase or receive, the price, if any, to be paid, and the time within which such person must accept such offer. The terms of the offer shall comply in all respects with Section 260.140 of Title 10 of the California Code of Regulations. The offer shall be accepted by execution and delivery of a Restricted Stock Purchase Agreement or Restricted Stock Bonus Agreement in the form determined by the Administrator.

(b) Company Repurchase Option. The Restricted Stock Purchase Agreement or Restricted Stock Bonus Agreement may grant the Company the option to repurchase Unvested Shares (defined below) upon the voluntary or involuntary termination of the Service Provider’s status as a Service Provider for any reason (including death or Disability). The repurchase price shall be the original price, if any, paid by the Service Provider. If the Service Provider paid for the Restricted Stock in whole or in part by delivering a promissory note to the Company, the consideration paid by the Company upon repurchase may consist in whole or in part of cancellation of the indebtedness represented by the note. The Company’s repurchase option shall lapse at the rate specified in the Restricted Stock Purchase or Bonus Agreement.

Shares with respect to which the Company’s repurchase option has not yet lapsed are referred to as “Unvested Shares” and Shares with respect to which the repurchase option has lapsed are referred to as “Vested Shares”. The Restricted Stock Repurchase or Bonus Agreement may also grant the Company a repurchase option with respect to Vested Shares, exercisable upon the voluntary or involuntary termination of the Service Provider’s service with the Company, provided that the repurchase price in that case shall be no less than the Fair Market Value of the Vested Shares on the date of the termination.

(c) Other Provisions. The Restricted Stock Purchase Agreement or the Restricted Stock Bonus Agreement shall contain such other terms, provisions and conditions not inconsistent with this Plan as may be determined by the Administrator in its sole discretion.

(d) Rights as a Shareholder. Once the Restricted Stock Right is exercised, the purchaser shall have the rights of a shareholder, and shall be a shareholder, when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 13 of this Plan.

13. Adjustments Upon Changes in Capitalization, Merger or Asset Sale.

(a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Option or right to acquire Shares under Section 12 of this Plan, and the number of Shares that have been authorized for issuance under the Plan but have not been issued, as well as the price per share of Shares covered by each such outstanding Option or right to acquire Shares under Section 12 of this Plan, shall be proportionately adjusted for any increase or decrease in the number of outstanding shares of the Company resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Common Stock, or any other increase or decrease in the number of outstanding Shares effected without receipt of consideration by the Company. The conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator. Except as provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to an Option or stock purchase right under Section 12.

(b) Dissolution. In the event of the proposed dissolution of the Company, the Administrator shall notify each Optionee as soon as practicable and in any event at least fifteen (15) days prior to the effective date of the proposed dissolution. The Option Agreement may provide for an Optionee to have the right to exercise his or her Option until five (5) days prior to the dissolution as to all of the Optioned Stock covered thereby, including Shares as to which the Option would not otherwise be exercisable. Any Company repurchase option applicable to any shares purchased upon exercise of an Option or Stock Purchase Right shall lapse as to all such Shares upon the dissolution of the Company. To the extent it has not been previously exercised, an Option or a Stock Purchase Right will terminate upon the dissolution of the Company. A Restricted Stock Purchase or Bonus Agreement may, in the discretion of the Administrator, provide that the Restricted Stock shall fully vest immediately prior to the dissolution of the Company.

(c) Merger or Stock or Asset Sale. In the event of (i) a merger of the Company with another entity (other than where the shareholders of the Company, immediately prior to the merger, hold a majority of the shares of stock of the surviving corporation immediately after the merger), or (ii) the sale of all or substantially all of the outstanding capital stock or assets of the Company, the Option Agreement may provide that the Optionee shall fully vest in and have the right to exercise the Option as to all of the Optioned Stock, including Shares as to which the Optionee would not otherwise be vested or exercisable. If an Option becomes fully vested and exercisable in connection with a merger or sale of stock or assets, the Administrator shall notify the Optionee in writing or electronically that the Option shall be fully exercisable for the period specified in the notice. Options shall terminate upon the expiration of such period. Options may be convertible to Options in the new company upon the consummation of a merger or sale of stock or assets. Options not converted shall terminate upon the consummation of the merger or sale of stock or assets. A Restricted Stock Purchase or Bonus Agreement may, in the discretion of the Administrator, provide that unvested Restricted Stock fully vests upon the consummation of a transaction described in clause (i) or clause (ii) above.

14. Time of Granting Options or Stock Purchase Rights. The date of grant of an Option or Stock Purchase Right shall, for all purposes, be the date on which the Administrator makes the determination granting such Option or Stock Purchase Right.

15. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Shareholder Approval. The Administrator shall obtain shareholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Company, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Options granted prior to such termination.

16. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with Applicable Laws.

(b) Investment Representations. As a condition to the exercise of an Option, the Administrator may require the person exercising the Option to represent and warrant at the time of the exercise that the Shares are being

(c) purchased only for investment and without any present intention to sell or distribute such Shares if such a representation is required by applicable laws.

(d) Right of First Refusal. At the discretion of the Administrator, the Company may reserve to itself and/or its assignee(s) a right of first refusal to purchase all the Shares that an Optionee or purchaser of Restricted Stock or recipient of a Restricted Stock bonus may propose to transfer to a third party provided that such right of first refusal terminates upon the Company’s initial public offering of Common Stock pursuant to an effective registration statement filed under the Securities Act of 1933.

17. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares. 18 Reservation of Shares The Company, during the term of the Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

18. Shareholder Approval. This Plan must be approved by a majority of the outstanding securities of the Company entitled to vote during the period that commenced twelve (12) months before the Effective Date and will end twelve (12) months after the Effective Date. Such shareholder approval shall be obtained in the manner required under Applicable Laws.

19. Information to Optionees and Purchasers. The Company shall provide to each Optionee and to each individual who acquires Shares pursuant to the Plan: a copy of the Plan and a copy of such Optionee ‘ s or such individual’s Option Agreement or Restricted Stock purchase or bonus agreement, as the case may be.

Adopted by Board: June 11, 2014

Approved by shareholders: June 11, 2014

EXHIBIT B

US LADAR, Inc.

2014 EQUITY INCENTIVE PLAN

EXERCISE NOTICE

US LADAR, Inc.

115 West Washington St.

Belleville, Illinois 62220

Attn: Stock Option Administrator

1. Exercise of Option. The undersigned (“Optionee”) hereby elects to exercise Optionee’s option to purchase _______________ shares of the Common Stock (the “Shares”) of US LADAR, Inc. a Delaware corporation (the “Company”), under and pursuant to the Company’s 2014 EQUITY INCENTIVE PLAN (the `Plan”) and the _______________ Stock Option Agreement dated _____________________ (the “Option Agreement”). Enclosed is my check for $ _______________.

2. Plan and Option Agreement. Optionee acknowledges that Optionee has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

3. Rights as Shareholder. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 13 of the Plan.

4. Tax Consultation. Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee’s purchase or disposition of the Shares. Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for tax advice. In consideration for Optionee’s continuing employment by Company, Optionee waives any claim it has or may have in the future against the Company or any of its officers, directors or representatives arising from or related to the tax consequences of the purchase or disposition of the Shares. This release is intended to apply to unknown claims as well as claims presently known to Optionee, if any. Optionee therefore waives the benefits of California Civil Code section 1542 which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Dated:

Optionee’s Name:

Signature:

Residence Address:

Received by Company on:

US LADAR, Inc.

By:

Title: